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                       March 10, 2021

       Michael D. Ruppert
       Chief Financial Officer
       Mercury Systems, Inc.
       50 Minuteman Road
       Andover, MA 01810

                                                        Re: Mercury Systems,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended July 2, 2020
                                                            Filed August 18,
2020
                                                            File No. 000-23599

       Dear Mr. Ruppert:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Manufacturing